Exhibit 99.1

Sabine Royalty Trust

SABINE ROYALTY TRUST DECLARES
MONTHLY CASH DISTRIBUTION FOR NOVEMBER

     Dallas, Texas, November 3, 2004 — Bank of America, N.A., Dallas, Texas, as Trustee of the Sabine Royalty Trust (NYSE — SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.20490 per unit, payable on November 29, 2004, to unit holders of record on November 15, 2004.

     Approximately $670,000.00 for 2004 ad valorem taxes is being deducted from this month’s distribution as compared to $280,000.00 for 2003. These payments are normal expenditures at this time of year. Also, due to the timing of the end of the month of October, approximately $197,000 of revenue received will be posted in the following month of November in addition to normal receipts during November.

     This distribution reflects primarily the oil production for August 2004 and the gas production for July 2004. Preliminary production volumes are approximately 40,000 barrels of oil and 398,000 mcf of gas. Preliminary prices are approximately $39.53 per barrel of oil and $5.71 per mcf of gas.

     For more information, including the latest financial reports on Sabine Royalty Trust, please visit our website at http://www.sbr-sabineroyalty.com/.

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Contact:	Ron E. Hooper Senior Vice President Bank of America, N.A. Toll Free — 800.365.6541